SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2012 (November 19, 2012)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     OTHER EVENTS.

On November 19, 2012, Moody’s Investors Services, Inc. (“Moody’s”) downgraded the senior debt rating of MBIA Inc. (“MBIA”) to Caa1, developing outlook, from B2, negative outlook, and the insurance financial strength rating of MBIA Insurance Corporation (“MBIA Corp.”) and its subsidiary MBIA Mexico, S.A. de C.V. to Caa2, developing outlook, from B3, review for a possible downgrade.  The ratings of National Public Finance Guarantee Corporation and MBIA UK Insurance Limited were not affected by the rating actions and remain unchanged at Baa2, negative outlook, and B3, under review for downgrade, respectively.

Moody’s indicated that:

“[T]he downgrade of MBIA Inc.’s senior debt to Caa1 reflects:

1) The ongoing stress at MBIA Corp. and the risk of claims payment deferral or other regulatory action including potentially a rehabilitation or an insolvency proceeding, in the event that MBIA and Bank of America cannot reach a global settlement that would leave MBIA solvent;

2) The credit linkage between MBIA Inc. and its MBIA Corp. subsidiary given the cross default provision in MBIA Inc.’s senior debt indentures. A rehabilitation proceeding at MBIA Corp. is an event of default;

3) The limited liquidity at MBIA Inc. relative to potential debt repayments due under a possible cross default with MBIA Corp. At September 30, 2012, MBIA Inc. had $432 million of liquid assets and $897 of senior notes outstanding;

4) Bank of America’s recent tender offer on one class of MBIA Inc.’s senior bonds which, if successful, could prevent MBIA from completing a consent solicitation that would have removed the cross default provision between MBIA Corp. and MBIA Inc.”

Moody’s also indicated that:

“[T]he downgrade of MBIA Corp. to Caa2, from B3, reflected a number of factors:

1) The insurer’s weak liquidity position. At September 30, 2012, MBIA Corp. had approximately $386 million of liquid assets – a modest amount relative to the insurer’s contingent liabilities;

2) Ongoing deterioration of MBIA’s commercial real estate portfolio that could lead to meaningful claims in the near future and threaten MBIA’s already strained liquidity;

3) The likelihood that any potential global settlement with Bank of America over outstanding claims would be consummated at terms characteristic of a distressed exchange;

4) The likelihood of a claims payment deferral or other regulatory intervention at MBIA Corp. absent a settlement with Bank of America should significant claims materialize.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	November 20, 2012